Exhibit 99.1

OVBC announces new CEO, special dividend
GALLIPOLIS, Ohio – Several announcements were made during the Ohio Valley Banc Corp. Annual Shareholders Meeting, which took place Wednesday, May 18.
Thomas E. Wiseman, chairman of the board of Ohio Valley Bank and Ohio Valley Banc Corp. (OVBC), announced the promotion of Larry E. Miller, II, to the position of chief executive officer (CEO) of both Ohio Valley Bank and OVBC. As president and CEO, Miller will be responsible for all business units in the company and its subsidiaries.
Wiseman, who previously served as CEO, will remain as chairman. Ryan J. Jones was promoted to chief operating officer of both Ohio Valley Bank and OVBC. Jones will continue to hold the title of risk officer in both Ohio Valley Bank and OVBC as well. In these roles, Jones will oversee the company’s enterprise risk management efforts while also managing the company’s operational units.
“As a company, we are committed to remaining an independent, community bank. To help achieve this goal, we are continually preparing for the future by adhering to our succession plan, which is approved annually by the board of directors. The promotions of Larry Miller and Ryan Jones are in accordance with the company’s previously approved plan,” Wiseman said. “Both Mr. Miller and Mr. Jones are prepared to take on their new roles as the company continues to move forward.”

Prior to being named CEO, Miller served as chief operating officer. He began his career at OVB in 1986 by working as a teller. Over the past three decades, he held the positions of internal auditor, treasurer and secretary. In addition, Miller also has held several officer and senior management roles. Miller is a native of Gallia County and is a graduate of Ohio Valley Christian School. He holds a bachelor’s degree in business finance from Cedarville University. He is also a graduate of the Ohio School of Banking and the Graduate School of Banking at the University of Wisconsin-Madison.

Miller is an active member of the First Baptist Church in Gallipolis, where he previously served many years as a youth Sunday school teacher. He also served on the board at his alma mater, Ohio Valley Christian School, for 24 years.
Jones began his career in banking with The Milton Banking Company in 1999. He worked in the proof processing/computer department and later was named the compliance officer and secretary of the board. Throughout his career he held numerous titles and was named to the board of directors of the Milton Banking Company in 2012. When the Milton Banking Company merged with Ohio Valley Bank in 2016, Jones was named senior vice president. Jones is a Jackson County native and graduated from Jackson High School. He holds a business management degree from the University of Rio Grande. In addition, he is an Ohio Bankers League (OBL) Leadership Institute graduate. He has also attended several leadership and training schools based in different banking areas.
Community is very important to Jones as he is the current parade band chairman of the Jackson County Apple Festival. He also is a member of Jackson Area Festivals and Events (JAFE) along with numerous other local organizations. Jones also previously served as a coach for all youth organizations in Jackson, including Jackson Pee Wee Football and Jackson Area Recreation baseball.
Also during the meeting, Wiseman announced that the OVBC Board of Directors declared a 150th Anniversary Special Dividend of $0.15 per common share payable on June 10, 2022, to shareholders of record as of the close of business on May 31, 2022. The special dividend is in celebration of Ohio Valley Bank’s 150th anniversary, which will take place this fall and has been celebrated throughout 2022 through various events and giveaways, including cash giveaways. The special dividend is in addition to the regular quarterly dividends already paid out this year.
“We are beyond thrilled to see the return of many events after pandemic restrictions. We were especially pleased to once again host our annual shareholders meeting in person. After two years of not being able to gather, it was a wonderful time to catch up with our shareholders – the folks who continually help us achieve our goal of remaining a strong, independent community bank. The bank’s 150th anniversary, which will take place this fall, is yet another reason to celebrate. The 150th Anniversary Special Dividend is just one more way we can extend our gratitude to those who have made our longevity as a company a success,” Wiseman said.
Ohio Valley Banc Corp. is based in Gallipolis, Ohio. The primary subsidiaries of the company are: Ohio Valley Bank and Loan Central. Ohio Valley Bank is an FDIC-insured, state member bank of the Federal Reserve operating 16 offices in Ohio and West Virginia. Loan Central, specializing in tax preparation and loans, is a finance company with six offices in southern Ohio. Ohio Valley Banc Corp. stock is traded on The NASDAQ Global Market under the symbol OVBC. For more information, visit www.ovbc.com or www.myloancentral.com.